Exhibit 4.1

FORM OF
CERTIFICATE OF CONVERSION
CONVERTING
MACQUARIE INFRASTRUCTURE COMPANY LLC,
(A Delaware Limited Liability Company)
TO
MACQUARIE INFRASTRUCTURE CORPORATION
(A Delaware Corporation)

Pursuant to Section 265 of the Delaware General Corporation Law,
8 Del. C. §§101 et seq. (the “DGCL”)

This Certificate of Conversion is being filed for the purpose of converting Macquarie Infrastructure Company LLC, a Delaware limited liability company (the “Converting Entity”), to a Delaware corporation to be named “Macquarie Infrastructure Corporation” (the “Corporation”).

The undersigned, being an authorized person of the Converting Entity, does hereby certify as follows:

1.	Date and Jurisdiction of Formation of Converting Entity. The date the Converting Entity was first formed is April 13, 2004, and the jurisdiction where the Converting Entity was first formed, which jurisdiction has not changed, is Delaware.
2.	Name and Type of Converting Entity. The name of the Converting Entity immediately prior to filing this Certificate of Conversion is “Macquarie Infrastructure Company LLC”. The Converting Entity was a Delaware limited liability company immediately prior to filing this Certificate of Conversion.
3.	Name of Continuing Corporation. The name of the Delaware corporation to which the Converting Entity is being converted and the name set forth in the Certificate of Incorporation of the Corporation filed in accordance with Section 265 of the DGCL is “Macquarie Infrastructure Corporation”.
4.	Effective Time. This Certificate of Conversion shall become effective on , 2015, at .

IN WITNESS WHEREOF, the undersigned, being an authorized person of the Converting Entity, has duly executed this Certificate of Conversion as of the      day of         , 2015.

Name:
Authorized Person